SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of [ ] (the “Effective Date”) by and between The Chefs’ Warehouse, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and [ ] (“Employee”).
WHEREAS, Employee is currently employed with the Company as [ ];
WHEREAS, Employee currently receives severance benefits under Employee’s [Offer Letter/Severance Agreement] and the Company wishes to enhance those benefits; and
WHEREAS, the parties wish to set forth all of the obligations between them with respect to the subject matter herein.
NOW, THEREFORE, in consideration of Employee’s continued employment with the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Agreement Term. The Agreement shall commence as of the Effective Date and, subject to earlier termination of Employee’s employment, continue until March 25, 2022 (the “Initial Term”). Unless a Non-Renewal Notice (as defined below) is given or Employee’s employment is earlier terminated, the term of this Agreement shall, as of and following the expiration of the Initial Term, be automatically extended for additional twelve (12) month periods (individually, and collectively, the “Renewal Term” and together with the Initial Term, the “Term”). The Board of Directors of the Company (the “Board”) may elect to terminate the automatic extension of the Initial Term or any Renewal Term, as applicable by giving written notice of such election not less than ninety (90) days prior to the end of such term (the “Non-Renewal Notice”).
2.    Severance. If Employee’s employment is terminated by the Company without Cause (as defined in the Company’s Executive Change in Control Plan) or Employee resigns for Good Reason (as defined below), subject to the provisions of this Agreement, Employee shall receive the following on the first payroll period following the Release Effective Date:

2.1
a cash amount equal to [2x/1.5x] (i) Employee’s Base Salary (as defined below) and (ii) target annual bonus for the year of termination, to be paid in equal payroll installments over [24 months]/[18 months] commencing on the first payroll period following the Release Effective Date; provided that if there is a Change in Control (as defined in the Company’s Executive Change in Control Plan) during the period where Employee is receiving installment payments, all outstanding installment payments under this section shall be paid in a lump-sum as of or within 60 days of the Change in Control;

2.2
a lump sum cash payment of [$50,000]/[$37,500] in lieu of benefits continuation, provided that nothing in this section shall be construed to impair or reduce Employee’s rights under COBRA or other applicable law;

2.3	a lump sum cash payment of $30,000 in lieu of reimbursement for outplacement services; and

2.4	to extent applicable, any earned but unpaid annual bonus with respect to the year prior to the year of termination.
3.    Release. Employee shall only be entitled to receive the payments and benefits pursuant to Section 2 of this Agreement if he or she shall have executed and delivered (and, if applicable, not revoked) a release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) in a form satisfactory to the Company in the Company’s sole discretion (the “Release”), and such Release shall be in full force and effect. The form of Release shall be delivered to Employee by the Company at the time of, or within seven (7) days following, the termination of Employee’s employment. From the date of delivery of the form of Release to Employee by the Company, Employee shall have a minimum of twenty-one (21) and a maximum of forty-five (45) days, as set forth therein, to review and execute the Release and deliver it to the Company. If required by law in order for the Release to become fully effective, Employee shall be given the opportunity to revoke all or a portion the Release within seven (7) days after execution and delivery thereof otherwise the release will become effective as the date the Release is delivered to the Company (the “Release Effective Date”). Should Employee revoke all or any portion of the Release within any such revocation period, then Employee will be treated hereunder as if he or she did not execute the Release.
If Employee breaches any provision of the Release, the Company may determine that Employee (i) will forfeit any unpaid portion of the payments provided pursuant to this Agreement and (ii) will repay to the Company any amounts previously paid to him or her.
4.    Accrued Amounts. Upon any termination of employment, Employee shall be entitled to any accrued but unpaid amounts required to be paid in accordance with applicable law.
5.    Legal Fees. In the event of any dispute between the Company, Employee or others regarding the validity or enforceability of, or liability under, or breach by the Company of, any provision of this Agreement, the Company agrees to pay any legal fees and/or expenses that Employee may reasonably incur as a result of such dispute to the extent that Employee is the prevailing party in the dispute as to at least one issue; provided, however, that payment of legal fees and/or expenses shall not be provided to Employee later than the last day of the second calendar year in which the relevant fees or expenses were incurred.
6.    Definitions.

6.1
“Base Salary” means the highest rate of annual base salary approved to be paid to Employee by the Company (regardless of whether it is paid in cash or another form, including equity) during the twelve (12)-month period preceding Employee’s date of termination.

6.2
“Good Reason” means (i) a material reduction in Employee’s position, authority, duties or responsibilities; (ii) any material reduction in Employee’s annual base salary or bonus opportunity; or (iii) the relocation (other than by mutual agreement) of the office at which Employee is to perform the majority of his or her duties to a location more than 30 miles from the location at which Employee performed such duties prior to the change; provided, however, that Employee must notify the Company of the conduct that is the basis for the potential Good Reason termination in writing within forty-five (45) days of its initial existence, such notice shall describe the conduct Employee believes to constitute Good Reason and the Company shall have fifteen (15) days to cure such conduct. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such fifteen (15) day period, Employee’s notice of termination shall be deemed withdrawn. If Employee does not give notice to the Company within ninety (90) days after an event giving rise to Good Reason, Employee’s right to claim Good Reason termination on the basis of such event shall be deemed waived.

7.    Withholding. The Company shall be entitled to withhold from payments to or on behalf of Employee taxes and other authorized deductions.
8.    At-Will Employment. Nothing in this Agreement is intended or may be construed to create an employment relationship of any particular duration. Employee acknowledges and agrees that he or she is an “at will” employee of the Company, and that either party may terminate Employee’s employment at any time, with or without Cause, and with or without notice.
9.    Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law. Any disputes under this Agreement shall be settled in the courts of New York County, New York.
10.    No Effect on Equity Awards. This Agreement does not alter or amend any vesting or other terms and conditions of any equity-based compensation awards under the Company’s equity incentive compensation plan(s), which shall be governed by the terms and conditions set forth in the equity incentive compensation plan(s) and separate written grant agreements.
11.    Entire Agreement. During the Term, this Agreement supersedes any severance provisions in any other arrangement with the Company, including Employee’s [offer letter/severance agreement dated X]; provided that any post-termination restrictive covenants or obligations that Employee is subject to under any arrangement will continue to apply. Upon the expiration of this Agreement, any agreements that Employee has with the Company, including Employee’s [offer letter/severance agreement] will control with respect to payments upon termination not in connection with a Change in Control. To the extent there is a Change in Control during the Term, Employee will only receive benefits under the Executive Change in Control Plan and will not receive any benefits under this Agreement.
12.    Section 409A of the Code. Notwithstanding anything to the contrary contained in this Agreement, the payments and benefits provided under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the provisions of this Agreement shall be interpreted or construed with that intent. The Company may modify the payments and benefits under this Agreement at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 12 shall not create any obligation on the part of the Company to make such modifications or take any other action.

12.1	It is intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A.

12.2
Anything in this Agreement to the contrary notwithstanding, each payment of compensation made to Employee shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

12.3	The actual date of payment pursuant to this Agreement shall be within the sole discretion of the Company. In no event may Employee be permitted to control the year in which payment occurs.

12.4
Anything in this Agreement to the contrary notwithstanding, if Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Employee’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that Employee is entitled to receive upon Employee’s termination of employment and which otherwise would be payable during the six-month period immediately following Employee’s termination of employment will instead be paid or made available on the first day of the seventh month following Employee’s termination of employment (or, if earlier, the date of Employee’s death).

12.5
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
THE CHEFS’ WAREHOUSE, INC.
By:
Name:
Title:
By:
[ ]

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